Exhibit 99.1

First Internet Bancorp Announces Pricing of Common Stock Offering

Fishers, Indiana, December 15, 2016 — First Internet Bancorp (the “Company”) (NASDAQ: INBK), the parent company of First Internet Bank (the “Bank”) (www.firstib.com), today announced the pricing of an underwritten offering of 945,000 shares of the Company’s common stock under a previously filed and effective shelf registration statement at a price of $26.50 per share.  After deducting the underwriting discount and estimated offering expenses, the Company expects to receive net proceeds of approximately $23.4 million.  The offering is expected to close on or about December 20, 2016 subject to customary closing conditions.  Keefe, Bruyette & Woods, a Stifel Company, is serving as the sole book-runner for the offering and FIG Partners is acting as co-manager.

The Company expects to use the net proceeds of this offering for general corporate purposes, which may include providing capital to support the Company’s growth organically or through strategic acquisitions, repayment of indebtedness, financing investments and capital expenditures, and for investments in the Bank as regulatory capital.  The Company does not have any immediate plans, arrangements or understandings related to any material acquisition.

The Company has filed with the U.S. Securities and Exchange Commission (“SEC”) a prospectus supplement to the prospectus contained in the registration statement on Form S-3 (file no. 333-208748) for the offering of common stock described in this communication.  The sale of shares in the underwritten offering will be made pursuant to the prospectus and prospectus supplement. Before you invest, you should read the prospectus in the registration statement, the prospectus supplement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.  You may get these documents for free by visiting the SEC’s website at www.sec.gov.  Alternatively, copies of the prospectus supplement related to the underwritten offering may be obtained by contacting Keefe, Bruyette & Woods, Equity Capital Markets, at 787 Seventh Avenue, Fourth Floor, New York, NY 10019, 1-800-966-1559 or FIG Partners, LLC at 1175 Peachtree Street NE, Suite 2250, Atlanta, GA 30361, 1-404-601-7200.

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to sell any security of the Company, which is made only by means of a prospectus supplement and related prospectus, nor will there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About First Internet Bancorp

First Internet Bancorp is the parent company of First Internet Bank of Indiana, which opened for business in 1999 as the nation’s first state-chartered, FDIC-insured institution to operate solely via the Internet.  With customers in all 50 states, First Internet Bank offers consumers services including checking, savings, money market, certificates of deposit and IRA accounts as well as consumer loans, residential mortgages, residential construction loans and home equity products.  For commercial clients, it provides commercial real estate loans, commercial and industrial loans and treasury management services.  First Internet Bank has been recognized as one of the “Best Banks to Work For” by American Banker Magazine, a “Best Place to Work in Indiana” by a consortium of statewide resources, and a “Top Workplace” by The Indianapolis Star.  Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements regarding the timing and nature of future sales of Company securities, uses of proceeds from the same, and plans relating to future acquisitions.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate and commercial and industrial loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; risks related to the satisfaction of the closing conditions of the underwritten offering; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the SEC.  All statements in this communication, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Contact information:

Media	Investors/Analysts
Nicole Lorch	Paula Deemer
Senior Vice President, Retail Banking	Investor Relations
(317) 532-7906	(317) 428-4628
nlorch@firstib.com	investors@firstib.com